Exhibit 2.8

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXECUTION COPY	License Ref. No. L044568B

AMENDMENT dated May 5, 2004 to the POWER PC License Agreement dated as of the Closing Date, (hereinafter called the “PPCLA”) between INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation (hereinafter called “SELLER”), and APPLIED MICRO CIRCUITS CORPORATION, a corporation of Delaware (hereinafter called “BUYER”)

Whereas SELLER has identified errors in the PPCLA that require clarification;

In consideration of the premises and covenants herein contained, SELLER and BUYER agree to amend the PPCLA as follows:

1)	Attachment 2 is deleted and replaced with the following:

Attachment 2

[*]

This Amendment shall be effective as of the Closing Date.

Except as amended by this Amendment, all the rights, obligations and liabilities of the parties under the IPA shall otherwise remain in full force and effect as set out therein.

Agreed to:		Agreed to:
APPLIED MICRO CIRCUITS		INTERNATIONAL BUSINESS
CORPORATION		MACHINES CORPORATION

By	/s/ David Rickey	By	/s/ Kevin Carswell

Name:	David Rickey	Name:	Kevin Carswell
Title:	Chairman, President and CEO	Title:	IBM VP Semiconductor Products & Development

Date	May 5, 2004	Date	May 5, 2004